MINING LEASE WITH RIGHT OF FIRST REFUSAL

This Agreement, effective as of the 23 day of June, 2004 ("Effective Date"), is between JEAN TURNER and RON WAY ("Owner", whether one or more), whose address is 172 Snowy Owl Lane, Fairbanks, Alaska 99712, and TERYL RESOURCES CORP, a corporation qualified to do business in the State of Alaska ("Lessee"), whose address is #1103-11871 Horseshoe Way, Richmond, BC V7A 5H5 Canada.

Recitals

Owner represents that it is the owner of and is in possession of certain property in the Fairbanks Recording District, State of Alaska (the "Property"), more particularly described in Part 1 of Exhibit A attached hereto and incorporated by this reference.

Lessee desires to obtain and Owner is willing to grant a mining lease of the Property containing a right of first refusal.

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the parties hereto agree as follows:

Lease. Owner leases the Property to Lessee, together with all appurtenances, extralateral rights and water rights incident thereto and all improvements and personal property thereon. Those rights which are reserved to Owner, if any, are set forth in Part 2 of Exhibit A.

Term. Unless sooner terminated in accordance with the provisions of the Lease, or until the earlier exercise of the right of first refusal granted by the paragraph entitled "Right of First Refusal", this Lease shall remain in full force and effect from the date hereof, for a period of ten (10) years and so long thereafter as Lessee is actively engaged in exploration, development or mining operations on or in connection with the Property.

Lease Payments. Lessee shall pay to Owner on the dates and in the amounts as follows:

Upon execution of this Agreement	$10,000.00
1st anniversary of the Effective Date and each succeeding anniversary date thereafter that this Agreement is in effect prior to the exercise of the Option.	$10,000.00

These payments shall be in lieu of any obligation on the part

of Lessee, express or implied, to explore the Property or to perform any work thereon except assessment work and except as may otherwise be specifically provided.

Production Royalty. Lessee shall pay to Owner an aggregate production royalty (the "Production Royalty") of 3% of the Net Smelter Returns (NSR) from all Mineral Products mined and removed from the Property and sold or deemed sold by Lessee, all in accordance with the terms and conditions set forth below. The Production Royalty shall be payable in accordance with the following terms and conditions:

As used above, "Net Smelter Returns" means revenues actually received by Lessee from the sale or other disposal of precious metals produced and recovered from the Claims less, to the extent paid or incurred by Lessee, the following costs, to the extent the following costs are deductible under generally accepted accounting principles and practices consistently applied as employed by Lessee:

(a) the cost of transportation (including insurance) of ores derived from the Claims containing precious metals, or of products containing precious metals derived from said ores, (1) from the Claims to Lessee's mill, concentrator, or other processing facility or facilities for said ores or products and (2) from said facility or facilities to any additional downstream processing facilities of third parties and (3) from said facilities to the point of sale;

(b) any and all milling, concentrating, processing, smelting, and refining costs and penalties (including but not limited to sampling and assaying costs, umpire charges, and independent representative charges) paid or incurred after such ores or products derived from the Claims leave the Claims; and

(c) any and all government royalties, production taxes, severance taxes, and other taxes (excluding income taxes) levied on precious metals produced and recovered from the Claims or on the production or value thereof, *except* any such royalties or taxes which, under applicable law, each party is severally obligated to pay with respect to the

portion of precious metals produced and recovered from the Claims, or the gross or net revenues received from the sale or other disposal thereof, that is received by or paid to it (which excepted royalties or taxes shall not be deducted when calculating Net Smelter Returns).

If precious metals (or products or ores containing precious metals) produced and recovered from the Claims are sold to an affiliate of Lessee or are disposed of other than by sale, then for the purposes of determining Net Smelter Returns such precious metals or products or ores shall be deemed conclusively to have been sold at a price equal to the fair market value of such precious metals or products or ores to arm's length purchasers F.O.B. Lessee's mine, mill, concentrator, or other final processing facility for such precious metals or products or ores.

Option to Purchase Property. During the term of this Agreement, the Lessee may exercise an option to purchase the Production Royalty for $1,000,000.00 prior to the date of commercial production, or $1,500,000.00 after the production date. At the time of the purchase, Owner shall convey to Lessee all of its right, title and interest in the Property, or the applicable portion of the Property, by deed in the form and substance of Exhibit B.

Payments to Owner. Lessee may make all payments due Owner hereunder by check payable to Owner-1 as provided in the paragraph entitled "Notices". If any individual entitled to payments from Lessee under this Agreement dies, Lessee may make the payments to the credit of the personal representatives of the deceased; but Lessee shall not be required to allocate any payments to any heirs, successors or assigns, and in accordance with the foregoing, Lessee may make all payments to all Owners collectively, to Owner-1 as provided in the paragraph entitled "Notices".

Right of First Refusal to Purchase. (a) If Owner desires to sell, transfer, assign, or convey any or all of the Property (each, a "Transfer") during the term of this Agreement, Lessee shall have the first right to purchase the same as provided in this paragraph. Owner shall promptly notify Lessee of its intention to Transfer all or a portion of the Property. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a

copy of the offer or contract for sale. If the consideration for the intended Transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). Lessee shall have 45 days from the date such notice is delivered to notify Owner whether Lessee elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If Lessee does so elect, the acquisition by Lessee shall be consummated promptly after notice of such election is delivered. Owner shall convey to Lessee all of its right, title and interest in the Property, or the applicable portion of the Property, by deed in the form and substance of Exhibit B (the "Bargain and Sell Deed") which is attached hereto and made a part hereof by this reference.

(b) If Lessee fails to so elect within the period provided for above, Owner shall have 60 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to Owner than those offered by Owner to Lessee in the aforementioned notice.

(c) If Owner fails to consummate the Transfer to a third party within the period set forth above, the right of first refusal of Owner to purchase the offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this paragraph. No failure of Lessee to exercise its right of first refusal in one or more instances shall constitute a waiver of Lessee's right to purchase at the time of any subsequent proposed Transfer.

(d) Lessee's right of first refusal to purchase the Property shall not apply to the following:

(1) Transfer by Owner of all or part of the Property to an affiliate; or

(2) The grant by Owner of a security interest in the Property by mortgage, deed of trust, pledge, lien, or other encumbrance.

Operations. (a) During the term of this Agreement, Lessee shall have free and unrestricted access to the Property, and shall have the right (i) to explore, develop, and mine the Property, and to extract, remove, and sell or otherwise dispose of for its own

account any and all mineral substances, (ii) to remove ores, air, water, waste and materials from the Property by means of underground or surface operations on or in the Property or on or in other property, and to remove ores, air, water, waste and materials from other property by means of underground or surface operations on or in the Property, (iii) to deposit ores, water, waste and materials from the Property or other property on or in the Property, and to use any part of the Property for waste dumps and tailings disposal areas, (iv) to conduct on or in the Property general mining, milling, processing and related operations respecting the Property and/or other property, and to use any part of the Property for any purposes incident to such operations, and (v) to erect, construct, use, and maintain on the Property such leach pads, roads, buildings, structures, machinery, equipment, personal property, fixtures and other improvements as may be necessary or convenient for the conduct of Lessee's operations on the Property or on other property.

(b) Lessee shall conduct all operations on the Property in a good and workmanlike manner and in accordance with accepted mining practice. All decisions with respect to exploration, development, and mining of the Property and the selling of Mineral Products from the Property, including all decisions regarding whether to mine, and the commencement, suspension, resumption, or termination of any operations, shall be made by Lessee in its sole discretion. Lessee may sell Mineral Products, and may stockpile Mineral Products for any length of time before selling the same. There are no covenants or agreements regarding these matters other than those expressly set forth herein.

Compliance with Laws. Lessee shall comply with all material Laws governing its operations on the Property, including without limitation all applicable and material Environmental Laws. Lessee shall also pay all fines and penalties, if any, levied against it for any noncompliance by Lessee, but Lessee shall have the right to contest any Law pertaining to its operations on the Property. If this Agreement is inconsistent with or contrary to any applicable Law, the Law shall control to the extent applicable and this Agreement shall be deemed to be modified accordingly.

Dumps and Tailings. If this Agreement is terminated prior to exercise of Lessee's right of option to purchase, all dumps, tailings, leach piles or residue remaining on or in the Property after mining, milling or subsequent processing of Mineral Products from the Property or from other property shall be the sole and exclusive property of Lessee unless such dumps, tailings, or residue remain upon the Property after the period of time provided for in the paragraph entitled "Surrender and Reconveyance", in

which case the dumps, tailings, or residue shall be the property of Owner.

No Implied Covenants. Owner and Lessee agree that there are no implied covenants or conditions whatsoever in this Agreement relating to the evaluation, development, mining or production of the Property, or the time thereof except as expressly provided in this Agreement. If Lessee, after commencing production, determines in its sole discretion that it desires to temporarily decrease, shut down, cease or stockpile production for any length of time, it shall have the right to do so without terminating this Agreement, so long as any payments due Owner during that time are made to Owner.

Damages. Lessee shall pay Owner reasonable compensation for any damage to buildings or other tangible improvements on the Property resulting from Lessee's operations on the Property.

Water. To the extent that Owner may be empowered to lawfully do so, Owner hereby grants Lessee the free use of water from the Property for use in Lessee's operations, but Lessee shall not use water from Owner's wells, tanks or surface reservoirs without first obtaining the written consent of Owner.

Protection from Liens and Damages. Lessee shall keep the Property free of liens for labor performed or materials furnished for use on the Property, except those for which payment is not yet due or which Lessee in good faith is contesting, and shall hold Owner harmless from all costs, loss or damage which may result from any work or operations of Lessee or its possession or occupancy of the Property.

Insurance. Lessee shall carry at all times during the term of this Agreement workers' compensation and other insurance required by state laws and mining regulation, or Lessee may self insure as to such matters if it qualifies as a self insurer under the applicable laws and regulations.

Inspection. Owner or its authorized representative may enter on the Property at any reasonable time for the purpose of inspection, but shall enter at its own risk.

Data. Upon the surrender or other termination of this Agreement (other than by exercise of Lessee's right of first refusal) Lessee shall, within sixty (60) days after termination, (i) return to Owner all drill core and chips and original data delivered by Owner to Lessee then in Lessee's possession or

control, and (ii) make available for delivery to Owner copies of all factual geological and geophysical data and maps, logs of drill holes, drill core and chips and results of assaying and sampling pertaining to the Property which Lessee has obtained as a result of its exploration work under this Agreement and which are then in Lessee's possession or control.

Termination. (a) If Lessee fails to comply with any of the provisions of this Agreement and does not initiate and diligently pursue steps to correct the failure within thirty (30) days, in the case of any payments, or within sixty (60) days in the case of any other failure, in each case after written notice has been given to it by Owner specifying with particularity the nature of the failure, then upon the expiration of the applicable cure period, all rights of Lessee under this shall terminate, and all liabilities and obligations of shall terminate.

(b) Lessee may terminate this Agreement after giving thirty (30) days prior written notice to Owner, by delivering to Owner (and the Escrow Agent, if applicable) or by filing for record in the appropriate office (with a copy to Owner and Escrow Agent, if applicable) a good and sufficient surrender of this Agreement. Upon such termination, all rights of Lessee under this Agreement shall terminate. Lessee shall reclaim any disturbance resulting from its activities on the Property during the term of this Agreement, unless Owner requests otherwise.

(c) This Agreement shall terminate upon delivery by Owner of the Bargain and Sell Deed or other deed to all of the Property and payment by Lessee of the purchase price pursuant to exercise of Lessee's right of first refusal, and upon such termination all liabilities and obligations of Lessee hereunder shall terminate.

Surrender and Reconveyance. Upon termination or expiration of this Agreement, Lessee shall promptly (a) vacate and surrender the Lands to Owner, (b) remove from the Lands any and all buildings, fixtures, equipment, machinery, and personal property belonging to Lessee, (c) complete such reclamation as is required to be performed by this Agreement or applicable law or permit, and (d) execute, acknowledge, and deliver to Owner a quitclaim deed conveying to Owner all of the Lessee's right, title, and interest in and to the Lands.

Assessment Work. (a) Lessee shall perform all assessment and other work and shall pay all governmental fees required by law in order to maintain the State Claims for the assessment year ending September 1, 2004, and for every assessment year thereafter in

which Lessee continues this Agreement beyond June 1 of the assessment year.

Notices. All notices and other communications to either party shall be in writing and shall be sent to the parties by certified or registered mail to the address set forth below, or to such other address as either party may designate by like notice to the other.

All notices to Owner shall be addressed:

Owner-1	Owner-2
JEAN TURNER 172 Snowy Owl Lane Fairbanks, Alaska 99712	Ron Way 872 Rollage North Pole, Alaska 99705 Facsimile No.: (907) 488-3799

and all notices to Lessee shall be addressed:

TERYL RESOURCES CORP.
#1103-11871 Horseshoe Way
Richmond, BC V7A 5H5 Canada
Attention: John Robertson
Facsimile No.: (604) 278-3409

Any notice given by or to the addressee for Owner set forth immediately above shall be notice by or to all persons and entities who constitute Owner. All notices required or permitted to be given hereunder shall be deemed to have been given on the date of actual receipt

Assignment. (a) The rights of either party hereunder may be assigned in whole or in part, subject to the provisions hereinafter set forth.

(b) No change or division in the ownership of the Property or the royalties or other payments provided for herein, however accomplished, shall enlarge the obligations or diminish the rights of Lessee. Owner covenants that any change in its ownership shall be accomplished in such a manner that Lessee shall be required to make payments and to give notices to but one person, firm, or corporation for all Owners collectively if more than one, and upon breach of this covenant, Lessee may retain all monies otherwise due to Owner until the breach has been cured. No change or division in ownership shall be binding on Lessee until thirty (30) days after Owner has given Lessee a certified copy of the recorded

instrument evidencing the change or division.

(c) If Lessee assigns an undivided interest in this Agreement, each holder of an undivided interest herein shall be responsible for the payment to Owner of the royalties accruing with respect to that holder's interest in the production from the Property. If Lessee assigns the whole of or an undivided interest in this Agreement it does not release Lessee from liability from the due payment and performance of this agreement.

Suspension of Operations. (a) If Lessee shall be prevented by Force Majeure from timely performance of any of its obligations hereunder (except the payment of money to Owner), the failure of performance shall be excused and the period for performance and the term of this Agreement shall be extended for an additional period equal to the duration of the event. Upon the occurrence and upon the termination of any event, Lessee shall promptly notify Owner.

(b) "Force Majeure" means (i) any cause beyond Lessee's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen, equipment or material; delay in transportation; and acts of God, (ii) that a suitable market for the ores, minerals, concentrates, or other products from the Property is unavailable, (iii) that the costs of mining, milling, processing or marketing or prices available for the ores, minerals, concentrates, or other products produced from the Property render Lessee's operations uneconomic, or (iv) that financing required to proceed with planned exploration, development, or production is unavailable at commercially reasonable rates. Lessee shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

Authority. The persons executing this Agreement on behalf of Owner represent that they have been duly authorized by Owner to execute this Agreement and to take such other actions as may be necessary or appropriate to consummate the transactions contemplated hereby.

Memorandum. Contemporaneously herewith, Lessee and Owner have executed and delivered a Memorandum Mining Lease. Lessee may record the Memorandum or this Agreement, or both, as it may elect.

Inurement. All covenants, conditions, limitations and provisions herein contained apply to and are binding upon the parties hereto, their heirs, representatives, successors and assigns.

Modification. No modification, variation or amendment of this Agreement shall be effective unless such is in writing and is signed by Owner and Lessee.

Waiver. No waiver of any breach or default under this agreement shall be effective unless the waiver is in writing and signed by the party against whom the waiver is claimed. No waiver of any breach or default shall be deemed to be a waiver of any other or subsequent breach or default.

Entire Agreement. This Agreement sets forth the entire agreement of the parties and, except as herein expressly provided, supersedes all previous and contemporaneous agreements, representations, warranties or understandings, written or oral.

Construction. The paragraph headings are for convenience only, and shall not be used in the construction of this Agreement. The term "Owner" shall be deemed to be singular or plural, and shall be deemed to be masculine or feminine, or both, or neuter, whenever the construction of the Agreement so requires.

United States Currency. All references to dollars in this agreement refer to United States currency.

Governing Law. The formation, interpretation and performance of this Agreement shall be governed by the laws of the State of Alaska.

Invalidity. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

Counterparts. This Agreement may be executed by any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum Lease as of the date first set forth above.

OWNER:

ATTEST:

Jean Turner and Ron Way

Jean Turner

Ron Way

Notary Public

My commission expires:

8-16-5

Kathy Kavanagh, Notary Public
State of Alaska
My Commission Expires 8/16/05

===

LESSEE:

ATTEST:

By ________________________

Teryl Resources Corp.

Its PRESIDENT

Notary Public

My commission expires:

AT THE PLEASURE OF HER MAJESTY THE QUEEN

DOUGLAS B. GRAVES,
Barrister & Solicitor
#317 - 8055 Anderson Road,
Richmond, B.C. V6Y 1S2
276-0069

EXHIBIT A
PART 1
PROPERTY

The 8 state claims located in Sections 7,8,17, and 18, Township 2 North, Range 1 East, Fairbanks Meridian, Fairbanks Recording District, Fourth Judicial District, State of Alaska, described as follows:

State Unpatented Mining Claims:

Name of Claim	Fairbanks Recording District Book	Page	State ADL No.
Bonnie Bess 8 Association	213	464	331759
Bonnie Bess 10 Association	213	466	331760
Bonnie Bess 11 Association	213	467	331761
Bonnie Bess 12 Association	213	468	331762
Bonnie Bess Discovery Claim	225	953	336720
Bonnie Bess 1 Association	225	955	336721
Bonnie Bess 3 Association	225	957	336723
Bonnie Bess 5 Association	225	959	336725

EXHIBIT A
PART 2
RIGHTS RESERVED TO OWNER

1. **Definitions.**

(A) "Lands" means the lands included within the Property.

(B) "Minerals" means those minerals which are subject to location under the State of Alaska mining laws (AS 38.05.185 - 38.05.275) as of the date of this Agreement.

(C) "Placer Deposits" means mineral deposits occurring in unconsolidated materials situated above rock in place, together with mineral deposits occurring in the top 10 feet of rock in place situated below said unconsolidated materials.

2. Placer Production - Owner's Reserved Rights. Owner reserves the right to explore for, develop, work, mine, extract, store, remove, and sell or otherwise dispose of any and all Minerals situated in Placer Deposits located on the Lands, subject to the other provisions of this Part 2 of Exhibit A. All operations by Owner under this Paragraph 2 shall be subject to the approval of Lessee. Any lease by Owner of such reserved rights to any third party shall be subject to the prior written consent of Lessee, whose consent may be granted or denied in Lessee's sole discretion. At Lessee's election, Lessee shall conduct all negotiations with all prospective lessees of such reserved rights. If Lessee exercises the right of first refusal to purchase all of the Property, Owner's reserved rights set forth in this paragraph shall terminate.

EXHIBIT B
BARGAIN AND SELL DEED

JEAN TURNER and RON WAY ("Grantor," whether one or more), whose address is 172 Snowy Owl Lane, Fairbanks, Alaska 99712, for the consideration of Ten Dollars ($10.00) and other valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, does by these presents grant, bargain and sell to TERYL RESOURCES CORP., a corporation qualified to do business in the State of Alaska ("Grantee"), whose address is #1103-11871 Horseshoe Way, Richmond, BC V7A 5H5 Canada, all of Grantor's right, title and interest in and to the real property described in Schedule A attached hereto and incorporated by reference herein (the "Property"), together with all dips, spurs, angles and extralateral rights, all of the lands and minerals contained therein.

TO HAVE AND TO HOLD unto Grantee, its successors and assigns.

With regard to the state mining claims included in the Property, Grantor warrants and will defend title to the Property only against all persons claiming by, through or under Grantor but no others.

IN WITNESS WHEREOF, Grantor has executed this Deed this ____ day of __________, ____.

ATTEST:

OWNER:

____
JEAN TURNER

____
RON WAY

By______________________________
Its______________________________

STATE OF ALASKA)
)
FOURTH JUDICIAL DISTRICT)

The foregoing instrument was acknowledged before me this ___ day of ____________, _____by ______________ as _______________ of RON WAY, a __________ corporation, on behalf of the corporation.

____
Notary Public

My commission expires:

____
(Seal)

STATE OF ALASKA)
)
FOURTH JUDICIAL DISTRICT)

The foregoing instrument was acknowledged before me this ___ day of ______________, ____ by JEAN TURNER.

____
Notary Public

My commission expires:

____
(Seal)